Exhibit 99.1

January 24, 2014

Franklin Financial announces 1st Quarter dividend

(CHAMBERSBURG, PA) The Board of Directors of Franklin Financial Services Corporation declared a $.17 per share regular quarterly dividend for the first quarter of 2014. The first quarter 2014 cash dividend matches the regular quarterly cash dividends paid for the first quarter 2013.

The regular quarterly cash dividend will be paid on February 26, 2014 to shareholders of record at the close of business on February 7, 2014.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of approximately $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-five community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is quoted on the OTCQB Market Tier of the OTC Markets under the symbol FRAF.